UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Additional proxy material to be mailed to shareholders on or around July 12, 2010, to be printed in the 2010 Annual Report.

To Our Shareholders,

I’m pleased to report the Company’s return to profitability for its 2010 fiscal year.

On $19M in sales, Giga-tronics produced a net profit of 6.8% during a very difficult year.  Sales increased 9.4% over the previous year, led by our fast tuning YIG filter programs supporting the Armed Service’s F/A-18 and F-15C/E fighter jets.  We also experienced a solid 43% growth in our switching business with important entry into the commercial semiconductor market for the first time.  Unfortunately, FY2010 wasn’t a normal year for the Company’s instrument business, with sales of our standard synthesizers, amplifiers, and power meter products down by 12% over last year.  This decline was primarily due to softness in the capital markets, but intense price competition among instrument manufacturers also contributed.  As the year progressed, Giga-tronics transitioned from an atmosphere of austerity to an environment where a number of positive changes could be implemented, such as, granting our employees a wage and salary increase, paying off our line-of-credit, building our cash reserves to over $3M, and filling critical positions with new talent.  Overall, Giga-tronics ended FY2010 with good progress on its turnaround journey.

During fiscal 2010, Giga-tronics reorganized its domestic sales team adding a direct selling channel for the switching and component businesses and separate business development leadership for each product line.  We closed our China office, as it did not deliver the intended results and have returned to managing our distributors in this territory directly from the San Ramon headquarters.  We still believe the Chinese market is important to growing our international business and we are now evaluating alternatives for improving our presence in Asia.  During the year, we also established capability for the repair and calibration of our microwave instruments in Europe, initially to provide local support to our customers involved with the Euro-fighter program, but also to match our competitors’ ability to deliver superior customer service within the region, including the Middle East.

At the factory, we took steps to further consolidate operations, transferring order and service administration, as well as, the procurement function from our Microsource subsidiary in Santa Rosa to the Company’s headquarters in San Ramon with these functions now fully integrated within each respective department there.  Our San Ramon operation earned the AS-9100A quality certification during the year.  This is the more stringent Aerospace version of ISO-9000 and was required for the development contract we received in support of the US Air Force RADAR Modernization Program connected with the F-15C/E fighter jet.  The Microsource facility in Santa Rosa is already certified at the AS-9100A level.  We also made the decision to extend the lease commitment to our San Ramon landlord for another 5 years and were able to negotiate favorable terms saving the Company more than $800K over the lease term.

This year we focused more development energy on new switching products, introducing three new chassis with LAN interfaces to support our direct and OEM customers.  We also began offering integration services to our customers who have requested help with their RF interfaces.  This is an outgrowth of our long tradition of offering semi-custom switching subsystems and design consulting services.  In addition, we continued to broaden our instrument line, introducing a 50 GHz power amplifier and two new USB Sensors covering frequencies up to 18 and 26.5 GHz.  Throughout the year, we continued development of the new fast tuning YIG filter for the F-15C/E, meeting all performance milestones on schedule for the program.  Another noteworthy component introduced during the year was an 8 GHz fast switching electronic attenuator originally offered as an option on our 2508B high performance signal generator which delivers extremely low insertion loss and low harmonic regeneration.  Giga-tronics was granted a patent this year for the component’s unique design, bringing the total to 28 active patents in our portfolio.

Looking ahead to next year, we plan on continued growth in our switching business with the completion of the Series 8000 and Cross Point Matrix switches.  These products will open new doors in the wireless telecommunication and semi-conductor markets.  We are pleased that the Boeing 787 should be flying by the end of the year, as this will provide substantially increased sales opportunities for our sole-source depot switch subsystem.  We will continue to focus on the RF interface market within our traditional customer base as well as through direct selling efforts to find new opportunities.  Our long-term investments in new instruments are moving ahead as we complete the family of 50 GHz synthesizers, amplifiers, power meters and sensors.  With our component business development manager, we have found new and expansive applications not only for our YIG oscillators and filters but also for our Advanced Synthesizer modules.  We have joined both the LXI and AXIe industry groups to make sure Giga-tronics has access to and input into the latest technologies relating to test and measurement instrumentation.

As I start my fifth year as CEO, I am excited to realize the benefits that I believe will accrue this year.  The current senior management team has been together now for two or more years, we have a new direct switch and component sales team, we have pushed into new and exciting growth markets, and we have the products available to take advantage of these opportunities.

Sincerely,

John R. Regazzi
Chief Executive Officer